EXHIBIT 99.1

Press Release	Source: Patriot Scientific Corp.

May Letter to Shareholders from Patriot Scientific President and CEO Rick Goerner
Monday May 12, 2:00 pm ET

CARLSBAD, Calif.--(BUSINESS WIRE)--Patriot Scientific Corp. (OTCBB:PTSC - News) today issued the following letter to all shareholders.

To all shareholders and supporters of Patriot Scientific, the purpose of this letter is to update you on activities at the company. It is my intention to provide regular communication through these letters to provide insight to you on topical issues and to provide a uniform status report on activities at the company. In this letter I’d like to focus on three areas: activities to expand Patriot’s business, the status of our Auction Rate Product Obligation investments (ARPs), and actions to address other areas of shareholder feedback and concern.

First, I’d like to introduce and welcome, Mr. Don Schrock to Patriot’s board of directors. Don is a veteran of the semiconductor business and most recently, led Qualcomm’s CDMA group to over $1 billion in revenues. While at Qualcomm, Don was involved in several of Qualcomm’s M&A activities and will, henceforth, chair Patriot’s M&A committee. Through his past position on the board of the Fabless Semiconductor Association (FSA), Don has an extensive network of valuable industry connections. He will be an important asset and resource to assist Paul, Cliff, and myself with our M&A efforts.

Update on positioning Patriot for future growth

As I outlined in my previous letter, as the blueprint for Patriot’s pursuit of M&A activities to expand our business we plan to:

•	Evaluate selective expansion of our IP portfolio by acquiring new IP that builds on our existing portfolio.

We have identified several interesting patent portfolios to expand our licensing efforts. These IP portfolios involve microcontroller, power management, embedded memory and mobile networking IP. We are engaged in exploratory meetings and we will next analyze the attractiveness of licensing prospects based on market assessments, technical support needs, and economic return to Patriot. I will update you periodically on our progress.

•
Pursue minority investments, undertaken as a strategic investor, in certain early-revenue or technology ventures that currently do not support a full acquisition decision, however they represent a technology or capability of interest to us. Patriot would gain market and technology insights from its participation in a potential “pre-M&A” investment scenario.

We will increase our holdings in Talis Data Systems (a position currently held by Patriot through SSDI). Talis (www.talisdata.com) is a manufacturer of multi-domain networking hardware. Patriot will first make a cash investment of $700,000 in Talis, and then in July will directly acquire the shares of Talis held by SSDI to increase Patriot’s direct holdings to 30%. Patriot will be entitled to two seats on Talis’ board of directors, currently held by John Burns of SSDI and by me.

Talis’ Datagent multi-domain hardware unit has received National Security Agency (NSA) validation and the company will ship samples to customers this summer. Talis expects initial revenues later this year. Multi-domain interconnectivity among various government agencies is Priority #1 for the Homeland Security Agency.

•
We are continuing to evaluate opportunities for full M&A. We will utilize the company’s capital resources (stock and cash) when considering the acquisition of any operating business. Patriot’s public equity market access can be attractive to certain private and foreign entities. We are not ruling out the consideration of an acquisition of another public entity either. Patriot’s strong cash position, public company posture and significant market capitalization value give us a very solid negotiating position, especially considering current market conditions and other companies’ limited access to cash.

We have identified company M&A opportunities in software, networking and wireless technologies. We’ve also held meetings with several investment bankers to better understand their services and to brainstorm other opportunities for M&A. These relationships can assist in facilitating discussions with potential M&A candidates, both private and public. To re-iterate a point from my last letter, the acquisition process is both complicated and time consuming. I will keep you advised of progress in subsequent updates.

TPL is Patriot’s business partner, and the exclusive licensor for the MMP™ Portfolio. Since my last shareholder letter, they’ve announced two new licensees; Research In Motion (RIM), the provider of BlackBerry® handheld devices, and Onkyo, a Japanese manufacturer of high-end audio gear. These two new licensees bring the total number of MMP™ Portfolio licenses to more than 45. As you know, the details of individual licenses cannot be disclosed. While all licensees to date have chosen lump sum front-end buy-outs, TPL continues to offer an on-going royalty payment option in new customer agreements and future license agreements could include on-going royalties.

Shareholders’ feedback and concerns

I have continued to collect feedback from shareholders, received input from our investor relations and public relations groups, and have continued to have conversations with shareholders to better understand the issues and concerns facing the company through their eyes. Notwithstanding the ever-present desire to have more detail on individual customer agreements on the MMP™ portfolio, which we are not permitted to disclose, current issues fall into three primary areas:

1. What are Patriot’s plans for future revenue growth? (I have addressed those above)

2. PTSC’s investment policy and the status of certain Auction Rate Products (ARPs).

3. What is the status of future dividends, a potential reverse split and listing on Nasdaq/NYSE/AMEX?

PTSC’s investment policy and the status of certain Auction Rate Product Obligations (ARPs).

In November 2007, the board and our CFO outlined and approved an investment policy to allow certain of the company’s funds to be discretionally managed by Deutsche Bank (DB), a large and reputable banking institution, in order to provide professional management of monies not immediately required for the day-to-day operations at the company. The policy appropriately outlined levels of diversification and risk the company was willing to accept. One of the mechanisms used by DB to achieve the objectives of safety and liquidity had been to invest in various FFELP (Federal Family Education Loan Program) Auction Rate Obligations that are sponsored by different state agencies. Since their inception 20 years ago, these investments operated uninterrupted in a liquid market that provided for monthly interest rate resets.

The particular FFELP Auction Rate Obligations invested in by the company through our DB advisor, met only the highest AAA credit rating standard. Contributing to their high credit rating is the fact that the products are over collateralized by the amount of underlying student loan obligations, and they are further insured by the U.S. Department of Education.

In February of this year the market mechanism that provided for the orderly exchange of these instruments and the resetting of interest was disrupted.

Although the credit risk for these instruments remains diversified, the instruments all shared the same market liquidity mechanism which has now been revealed to be vulnerable. The bond auction market had been a market where credit risk could be allocated amongst various independently collateralized instruments; however, the recently revealed risk associated with the continued existence of the market itself is unprecedented. An imperfect analogy, but adequate for illustrative purposes, would be a concern that investing too heavily in the stocks of a given exchange could represent a concentration of risk in the event that the exchange failed to function. This would be a catastrophic event, which by some is how the failure of the auction market is characterized.

The total bond auction market had recently been estimated at $360 billion, with the student loan portion representing just under $100 billion. Companies holding these investments that have been in the news as of late include Monster Worldwide - $357M, Intuit - $328M and Palm - $75M. Until the recent spate of auction failures, these were common investments for corporate cash managers to use as mechanisms for safety and liquidity.

There have been some recent positive developments regarding the student loan auction rate instruments. Because the investments are now yielding higher default rates of interest, we are seeing some action taken by the issuing state agencies (which are non-profit institutions and not prepared to operate at these higher debt yield levels) to redeem them at face value. In fact, in late April, the state of Arkansas redeemed its bonds and Patriot received $2.5 million, reducing our total ARP exposure by nearly 20% of the remaining portfolio. These redeemed funds now reside in standard money market investments and the company’s investment policy has been changed to only allow investments in money market instruments and no longer allow advisor discretion when placing funds for our benefit.

Finally the company believes that it may, if needed, borrow against these securities and we’re investigating these programs further in the event we need to access cash in this manner before redemption can be accomplished.

What is the status of future dividends, a potential reverse split and listing on Nasdaq/NYSE/AMEX?

There have been numerous shareholder inquiries regarding the company’s plan to continue paying out dividends, announce a reverse stock split or seek listing under a more broadly traded exchange. While no specific timeline has been outlined as we move toward an operating company with products, customers, and markets, the company expects not to make further dividend distributions, choosing to instead, use the cash and capital assets (stock) of the company to pursue its M&A efforts. It is unusual for emerging technology companies to pay dividends as they generally retain earnings to grow their businesses by funding future product R&D and expanding marketing and sales efforts. It is our plan to move the company in that direction.

The board has also agreed that we should evaluate listing on a more broadly traded exchange, such as NASDAQ or NYSE/AMEX once we have developed a strategy, and acquired sufficient revenue-producing assets, to attract broader, institutional investors in PTSC stock. Our current stock price would not allow the company to consider re-listing on another exchange. The normal means to adjust the stock price to meet listing requirements would be a reverse split of the stock. The board is not anxious to move toward a reverse split until it believes that:

1. The company has a reliable, long term opportunity for growth of (less volatile) revenues, profits and shareholder value and,

2. A reverse split will not risk a reduction of the market capitalization of the company.

Again, no definitive timeline has been outlined for considering these actions, but I believe that the shareholders understand the company’s objectives, and perspectives, with respect to these possible actions.

Additionally, the company has resumed its share buyback program and has recently been actively buying shares in the open market as we view the current price to be at an attractive level to redeem shares. Since the resumption of the program in April the company has purchased over 2 million shares.

I trust this letter has provided you with insight into our plans for Patriot Scientific and that I have answered some of your questions. I will address Patent Reform legislation in future communications as significant developments unfold. Please don’t hesitate to forward me any additional questions or comments that may not have been addressed in this letter.

Our company will continue to grow and prosper and your support is a valuable contributor to our success in creating a company that has an exciting future and can attract new shareholders as well. I remain excited about the opportunity to build on Patriot’s past successes, and we will be doing everything we can going forward to ensure that you share in this excitement.

Sincerely,
Rick Goerner
President and CEO
Patriot Scientific Corporation

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

Contact:
Patriot Scientific, Carlsbad
Media Relations:
The Hoffman Agency
John Radewagen, 408-975-3005 or 408-219-9199 (mobile)
jradewagen@hoffman.com
or
Investor Relations:
Hawk Associates
Ken AuYeung or Frank Hawkins, 305-451-1888
patriot.scientific@hawkassociates.com